UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 17, 2007

NetManage, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22158	77-0252226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20883 Stevens Creek Blvd., Cupertino, CA	95014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 973-7171

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Certain Directors or Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 17, 2007, NetManage, Inc. adopted and instituted a Key Employee Retention and Severance Benefit Plan (the “Plan”).

The Plan was instituted to retain existing Key Employees by providing those employees with additional stock and retention bonuses. Subject to the forfeiture provisions in the agreement the Plan will provide Key Employees with options under the Company’s 1999 Non-statutory Stock Option Plan and retention bonuses. The options will vest over two years with 50% of the shares subject to the option vesting on the one-year anniversary of the date of grant and with the balance vesting on the two-year anniversary of the date of grant. The number of shares granted to each Key Employee will be determined by the Company’s Compensation Committee. Each Key Employee subject to the Plan will receive a cash bonus equal to twenty five percent of the employee’s base salary on the one-year anniversary of the grant date and a cash bonus equal to 50% of the employee’s base salary on the two-year anniversary of the grant date. The Key Employee must be continually employed by the Company since the grant date in order to receive any retention bonus. Payment of retention bonus shall be done as soon as possible after becoming due but not later than two and one-half (2  1/2) months following the taxable year of Employee in which such payment becomes due and payable.

The Plan also provides for severance benefits in the event Employee is terminated under specific terms including: if Employee is terminated within two years following the date of a Change of Control of the Company without Cause or during this period he or she voluntarily terminates his or her employment for Good Reason and executes a standard release agreement. Such severance benefits include a severance payment in an amount to be determined by the Compensation Committee. Also included are COBRA continuation coverage for health, dental and vision insurance for a period equal to the amount of time the Employee receives severance payments. The Company shall also reimburse the Employee for reasonable outplacement service expenses actually incurred by Employee and directly related to Employee’s termination of employment under the specific terms of the severance clause, but not to exceed an amount of Fifteen Thousand Dollars ($15,000.00). In addition, if the Key Employee is terminated within two years following the date of a Change of Control of the Company without Cause or during this period he or she voluntarily terminates his or her employment for Good Reason, the options granted to the Key Employee under the Plan will become fully vested.

An initial list of Key Employees was established by the Company on October 29, 2007. Among the list of Key Employees are; Mr. Zvi Alon, Chief Executive Officer, Mr. Omer Regev, Chief Financial Officer, Mr. Ido Hardonag, Vice President of Engineering, Cheli Aflalo-Karpel, Vice President of Sales, EMEA and Mr. Daniel Torres, Corporate Controller. [Andy. To the extent that the amounts of the bonuses and grants are known, they should be included. Also, I don’t think Daniel fits into the definition of people for whom disclosure is required, does he?].

Exhibit 10.1.	NetManage, Inc. Key Employee Retention and Severance Benefit Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetManage, Inc.
(Registrant)

(Date) November 9, 2007	/s/ ZVI ALON
Zvi Alon
Chairman, President and Chief Executive Officer

Exhibit Index
10.1	NetManage, Inc. Key Employee Retention and Severance Benefit Plan.